XOMA Ltd.
                               2910 Seventh Street
                           Berkeley, California 94710



                                                               February 24, 2004


Millennium Pharmaceuticals, Inc.
75 Sidney Street
Cambridge, Massachusetts  02139-4815


           Re: Additional Amendments to Note and Investment Agreement

Ladies and Gentlemen:

     Reference is made to the Convertible Subordinated Note, dated as of November 26, 2001, as amended by Amendment No. 1 dated as of November 5, 2002 and by the letter agreement dated May 16, 2003, in the principal sum of $5,000,000 (the "Note"), convertible into common shares, par value US$0.0005 per share, of XOMA Ltd. ("XOMA"), and the Investment Agreement, dated as of November 26, 2001, as amended by the letter agreement dated May 16, 2003 (the "Investment Agreement"), by and among XOMA, Millennium Pharmaceuticals, Inc. ("Millennium") and mHoldings Trust (the "Trust"). Capitalized terms used but not defined in this letter agreement have the meanings assigned thereto in the Investment Agreement.

     Notwithstanding any provisions of the Note or the Investment Agreement or any related agreement or resolutions to the contrary and without affecting the rights and obligations of the parties thereunder except as expressly set forth herein, the parties hereto agree as follows:

     1. Maturity Date of the Note. The principal of the Note shall be due and payable in a single installment on the earliest of: (a) April 15, 2004 or, if later, the third Business Day following receipt by the Company of reliable notification from the U.S. Securities and Exchange Commission that the registration statement covering the resale by Millennium of the Common Shares to be issued on conversion of the Note has been declared effective, (b) the tenth Business Day following the termination of the Development and License Agreement, and (c) the tenth Business Day following the first date on which the Common Shares are no longer listed on any Principal Trading Market. The earliest such date shall be the "Maturity Date" for purposes of the Note. Sections 6(c) and
(e) of the Note are hereby amended to refer to a closing to take place on the date specified in clause (a) of the definition of "Maturity Date" and the shares to be isssued at such closing.

     2. Remaining Closings Under the Investment Agreement. The Investment Agreement is hereby amended to the extent necessary to reflect the parties' agreement that the dates of the remaining Closings and the remaining Purchase Prices are modified as follows, and to make corresponding changes to all related definitions and provisions, such that the following table sets forth the dates for all remaining Closings and corresponding Purchase Prices under the Investment Agreement, as amended hereby:

                           Closing Date                 Purchase Price
                           ------------                 --------------
           Fifth           July 27, 2004                USD $3,675,000
           Sixth           October 11, 2004             USD $3,675,000
           Seventh         December 27, 2004            USD $3,675,000
           Eighth          March 16, 2005               USD $3,675,000


and that the rights, obligations, conditions and other provisions in the Investment Agreement and the Registration Rights Agreement relating to each Closing and the Shares purchased thereat shall be the same as those that apply to the other Closings generally, mutatis mutandis, it being understood that the formula for determining the number of Shares to be issued and purchased at each Closing shall be re-applied at such Closing using prices and time periods determined with reference to such Closing. The Investment Agreement is also hereby amended to require that the condition set forth in Section 5.3(i) of the Investment Agreement be satisfied prior to (i.e., not at) the Fifth Closing Date (as provided above). For the sake of clarity, the parties acknowledge that (i) the Shares sold at each Closing shall be subject to the provisions of Sections
4.4 and 4.5 of the Investment Agreement and (ii) the foregoing Purchase Prices are after giving effect to the termination of LDP-01.

     3. Lost Note; Indemnity. Millennium represents, warrants and agrees as follows:

          (a) Millennium is the sole legal and beneficial owner of the Note.

          (b) Millennium is not in possession of the original convertible subordinated promissory note representing the Note and has been unable to locate such original note after due and diligent search therefor. Millennium has no actual knowledge of the circumstances that resulted in such original note no longer being in its possession.

          (c) Millennium has not sold, given, traded, conveyed or otherwise transferred, nor has Millennium pledged, hypothecated or otherwise encumbered, nor did the Trust sell, give, trade, convey, otherwise transfer, pledge, hypothecate or otherwise encumber, the Note or any interest therein to or for the benefit of any person, entity or governmental authority.

          (d) Millennium is making these representations, warranties and covenants in connection with the other agreements reflected herein and the pending maturity and/or conversion of the Note and acknowledges that, upon any such conversion and the issuance of common shares of the Company as provided for therein, or upon payment in full of the principal thereof and accrued interest thereon, the Note will be canceled in accordance with its terms.

          (e) Millennium agrees to indemnify and hold harmless the Company, its officers, directors, shareholders, employees and agents, and their respective successors and assigns, from and against any loss, damage, claim, liability or expense, including, without limitation, attorneys' fees and expenses, by reason of any of the foregoing statements being false or by reason of the possession of the original convertible subordinated promissory note representing the Note by any other person, entity or governmental authority.

     4. Miscellaneous. The parties acknowledge that Millennium has dissolved the Trust, formerly a Massachusetts trust that was the original payee under the Note and a party to the Investment Agreement, with the effect that all rights and obligations of the Trust under the Note and the Investment Agreement are now rights and obligations of Millennium. Except as expressly modified hereby, the provisions of the Note and the Investment Agreement shall remain in full force and effect. This letter agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. The headings on the paragraphs of this letter agreement are not to be considered as part of this letter agreement in construing this letter agreement. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this letter agreement. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.


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


     Please acknowledge your agreement to the foregoing by executing below whereupon this letter shall become an effective agreement.


                                   Very truly yours,

                                   XOMA LTD.



                                   By:  /s/ Christopher J. Margolin
                                        ----------------------------------
                                        Christopher J. Margolin
                                        Vice President, General
                                        Counsel and Secretary


AGREED and ACCEPTED as
of the date first above written:

MILLENNIUM PHARMACEUTICALS, INC.


By:   /s/ Kenneth M. Bate
      ----------------------------------------
      Name:  Kenneth M. Bate
      Title:  Executive Vice President and
              Chief Financial Officer






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